Exhibit 2.02

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of the Agreement Date (as defined below) by and among Symantec Corporation, a Delaware corporation (“Parent”), and the stockholders listed on Annex A (each such stockholder, as to himself, herself or itself, “Stockholder”) of Lifelock, Inc., a Delaware corporation (the “Company”). “Agreement Date” means, as to any Stockholder, the date set forth on the signature page hereto executed by such Stockholder. Terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below). If the terms of this Agreement conflict in any way with the provisions of the Merger Agreement, then the provisions of the Merger Agreement shall control.

RECITALS

A. Each Stockholder has executed and delivered this Agreement in connection with, and concurrently with the execution and delivery of, that certain Agreement and Plan of Merger, dated as of November 20, 2016 (the “Merger Agreement”), by and among Parent, L1116 Merger Sub, Inc., a Delaware corporation and a direct or indirect, wholly owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will, on the terms and subject to the conditions set forth therein, merge with and into the Company (collectively with the other transactions contemplated by the Merger Agreement, the “Merger”), with the Company to survive the Merger and become a direct or indirect, wholly owned subsidiary of Parent.

B. Each Stockholder has agreed to enter into this Agreement as an inducement to and in consideration for the willingness of Parent and Merger Sub to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and other agreements contained in the Merger Agreement and herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Restrictions on Shares.

1.1 Each Stockholder, as to himself, herself or itself (severally and not jointly), agrees that, from the Agreement Date until the Expiration Time (as defined below), he, she or it shall not, directly or indirectly, transfer (except as may be specifically required by a final, non-appealable order of a court of competent jurisdiction or by operation of applicable Law or pursuant to the express terms of the Merger Agreement), directly or indirectly, sell, exchange, pledge or otherwise dispose of (other than pursuant to Rule 10b5-1 trading plans in effect on the date of this Agreement) or subject to any Lien (collectively, “Transfer”) any Shares (as defined in Section 2) or enter into any agreement or other arrangement relating to any Transfer of Shares; provided that such Stockholder may (a) if such Stockholder is a partnership, limited liability company or corporation, distribute Shares to its partners, members, equity holders or affiliated entities (as applicable), (b) if such Stockholder is an individual, Transfer any Shares to any member of such Stockholder’s immediate family, or to a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family, (c) Transfer any Shares for charitable purposes as charitable gifts or donations, and (d) Transfer any Shares upon the death of such Stockholder (each, a “Permitted Transfer”); provided, further, that any such Permitted Transfer shall be permitted only if, as a condition to the effectiveness of such Permitted Transfer, (i) the transferee agrees in writing to be bound by all of the terms of this Agreement with respect to the Shares subject to such Permitted Transfer to the same extent as such transferring Stockholder is bound thereunder and (ii) such Permitted Transfer would not require registration pursuant to any applicable federal or state securities

Laws or result in the Company being required to register any class of its equity securities with the SEC. As used herein, the term “Expiration Time” as it applies to any Stockholder shall mean the earlier of (A) the Effective Time and (B) the termination of the Merger Agreement in accordance with its terms. Any Transfer in violation of this Section 1.1 shall be null and void ab initio with respect to Shares so transferred.

1.2 From the Agreement Date until the Expiration Time and except pursuant to the terms of this Agreement, each Stockholder, as to himself, herself or itself (severally and not jointly), agrees he, she or it shall not, directly or indirectly, grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust, or enter into a voting agreement with respect to any of the Shares.

1.3 Any shares of Company Capital Stock that a Stockholder purchases or with respect to which such Stockholder otherwise acquires beneficial ownership on or after the Agreement Date and prior to the Expiration Time, including, without limitation, by reason of any (a) exercise of Company Options or vesting and conversion of Company RSUs or Company PRSAs or (b) stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar transaction (collectively, the “New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares and shall be deemed to be Shares for the purposes hereof; provided, however, that a Stockholder shall be permitted to sell or net settle a sufficient number of Shares or New Shares to cover the tax withholding obligations resulting from the vesting and conversion of Company RSUs or Company PRSAs or the exercise of Company Options and to cover the payment of the exercise price related to the exercise of Company Options.

2. Agreement to Vote Shares. From the Agreement Date until the Expiration Time, at every meeting of the Company Stockholders called with respect to any of the following, and at every adjournment or postponement thereof, each Stockholder shall (as to himself, herself or itself (severally and not jointly)) or shall cause the holder of record of any applicable record date to, be present (in person or by proxy) and irrevocably and unconditionally vote (or consent to be voted) the shares of Company Capital Stock beneficially owned by such Stockholder (the “Shares”) in respect of which such Stockholder is entitled to vote at any such meeting (a) in favor of (i) the adoption of the Merger Agreement; and (ii) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement; (b) in favor of any other matter considered at any such meeting of the Company Stockholders that the Company Board has (A) determined is necessary or desirable for the consummation of the Merger; (B) disclosed in the Proxy Statement or other written materials distributed to all Company Stockholders and (C) recommended that the Company Stockholders adopt; and (c) against any Acquisition Proposal.

2.1 Proxy. Solely in the event of a failure by any Stockholder to act in accordance with such Stockholder’s obligations as to voting pursuant to Section 2, such Stockholder hereby irrevocably (until the Expiration Time) grants to and appoints Parent as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to represent, vote and otherwise act (by voting at any meeting of the Company Stockholders, by written consent in lieu thereof or otherwise) with respect to the Shares owned or held by such Stockholder regarding the matters referred to in Section 2 until the Expiration Time, to the same extent and with the same effect as such Stockholder might or could do under applicable law, rules and regulations. The proxy granted pursuant to this Section 2.1 is coupled with an interest and shall be irrevocable until the Expiration Time. Until the Expiration Time, such Stockholder will take such further action and will execute such other instruments as may be necessary to effectuate the intent of this proxy. Such Stockholder hereby revokes any and all previous proxies or powers of attorney granted with respect to any of such Stockholder’s Shares that may have heretofore been appointed or granted with respect to the matters referred to in this Section 2.1, and prior to the Expiration Time no subsequent proxy (whether revocable or irrevocable) or power of attorney shall be given by such Stockholder, except as required by any election form or letter of transmittal in connection with the Merger, or in connection with such Stockholder voting by proxy at the meeting of the Company Stockholders as contemplated by Section 2. Notwithstanding the foregoing, this proxy shall terminate upon termination of this Agreement in accordance with its terms.

3. Representations and Warranties of Stockholder. Each Stockholder hereby represents and warrants, as to himself, herself or itself (severally and not jointly), to Parent as follows:

3.1 Securities. No person who is not a signatory to this Agreement (or such signatory’s spouse for purposes of applicable community property Laws) has a beneficial interest in or a right to acquire or vote any of the Shares (other than, if such Stockholder is a partnership or a limited liability company, the rights and interests of Persons that own partnership interests or limited liability company membership interests or units in such Stockholder under the partnership agreement or operating agreement governing Stockholder and applicable partnership or limited liability company law, or if such Stockholder is a trust, the beneficiaries thereof). The Shares are not, and at the Expiration Time will not be, subject to any Liens (other than Liens created pursuant to this Agreement).

3.2 Power, Authorization and Validity. If such Stockholder is an entity, such Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Stockholder has all requisite power and authority (if such Stockholder is an entity) or legal capacity (if such Stockholder is a natural person) to enter into this Agreement and to perform his, her or its obligations under this Agreement. The execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to creditors’ rights generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.3 No Consents. No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Authority or other Person by or on behalf of such Stockholder is necessary or required to be made or obtained by such Stockholder to enable such Stockholder to lawfully execute and deliver, enter into, and perform its, his or her obligations under this Agreement except as has been made or obtained prior to the date of this Agreement.

3.4 No Conflict. The execution and delivery by such Stockholder of this Agreement and the consummation of the transactions contemplated by this Agreement will not (a) if such Stockholder is an entity, violate or conflict with any provision of the certificate of incorporation or bylaws or other equivalent organizational or governing documents of such Stockholder, in each case as amended to date, (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the loss of any benefit under, result in the termination of, accelerate the performance required by, or result in a plan of termination or acceleration pursuant to any material Contract of such Stockholder applicable to any of the Shares, (c) violate or conflict with any Law applicable to such Stockholder or by which the Shares are bound, or (d) result in the creation of any Lien upon any of the Shares, in the case of clauses (a), (b), (c) and (d), in a manner that would adversely affect the ability of such Stockholder, individually or in the aggregate, to perform his, her or its obligations under or otherwise comply with this Agreement.

3.5 Legal Proceedings. There is no claim, action, charge, lawsuit, litigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal or, to such Stockholder’s knowledge, investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom (each of the foregoing, a “Legal Proceeding”) against such Stockholder that relates in any way to this Agreement, the Merger Agreement, the Merger or any of the transactions contemplated hereby or thereby. To the knowledge of such Stockholder, no such Legal Proceeding has been threatened and there is no reasonable basis for any such Legal Proceeding.

4. Covenants of Stockholder. Each Stockholder hereby covenants, as to himself, herself or itself (severally and not jointly), to Parent as follows:

4.1 Compliance. From the date of this Agreement and until the Expiration Time, such Stockholder shall not (a) knowingly fail to act or take any action that would reasonably be expected to result in a breach of a representation or warranty contained herein, (b) take any action that would reasonably be expected to impair the ability of Stockholder to perform his, her or its obligations under this Agreement in any material respect or prevent or materially delay the consummation of the Merger or this Agreement; provided that nothing contained in this Section 4.1 shall be construed to prohibit such Stockholder (or its representatives) as a director of the Company (if applicable) from exercising his or her fiduciary duties to stockholders under applicable Law.

4.2 No Voting Agreements. From the date of this Agreement and until the Expiration Time, such Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of Section 2.

4.3 Appraisal Rights. Such Stockholder hereby irrevocably and unconditionally waives and agrees not to exercise any rights of appraisal rights that such Stockholder may have (whether under Section 262 of the DGCL or other applicable Law or otherwise) or could potentially have or acquire in connection with the execution and delivery of the Merger Agreement or the consummation of the Merger.

4.4 Stop Transfer Instructions. From the date of this Agreement and until the Expiration Time, in furtherance of this Agreement, such Stockholder hereby authorizes Parent or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares of such Stockholder (and that this Agreement places limits on the voting and transfer of such Shares).

5. Miscellaneous.

5.1 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a record holder and beneficial owner of the Shares and the New Shares, and not in such Stockholder’s capacity as a director, officer or employee of the Company or any of the Company’s Subsidiaries or in such Stockholder’s capacity as a trustee or fiduciary of any Company Employee Plan, and (b) nothing herein will be construed to limit or affect any action or inaction by Stockholder or any representative of Stockholder, as applicable, serving on the Company Board or on the board of directors of any Subsidiary of the Company or as an officer or fiduciary of the Company or any Subsidiary of the Company, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company or any Subsidiary of the Company.

5.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (c) immediately upon delivery by hand or by fax (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(i)	If to Parent, to:

Symantec Corporation

350 Ellis St.

Mountain View, CA 94043

Attention:	General Counsel

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

555 California Street

San Francisco, CA 94104

Attention:	Douglas N. Cogen
David K. Michaels

(ii) If to any Stockholder, at the address set forth below such Stockholder’s signature on the signature page executed by such Stockholder.

5.3 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of any Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation of this Agreement, Parent shall have the right to enforce such covenants and agreements by injunctive relief, specific performance, or by any other means available to Parent at law or in equity and each Stockholder hereby waives any and all defenses that could exist in its favor in connection with such injunction or enforcement and waives any requirement for the security or posting of any bond in connection with such injunction or enforcement.

5.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

5.5 Entire Agreement; Nonassignability; Parties in Interest; Assignment. This Agreement and the documents, instruments and other agreements among the parties as contemplated by, referred to herein or delivered pursuant hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder. The representations and warranties and covenants of each Stockholder contained herein shall not survive the Closing, and no claim may be brought with respect to any breach of any representation, warranty or covenant hereunder following the Closing. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Stockholder without the prior written consent of Parent, and any such assignment or delegation that is not consented to shall be null and void. Parent may assign this Agreement to any direct or indirect wholly owned subsidiary of Parent without the prior written consent of any Stockholder. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against, the parties hereto and their respective successors and assigns (including any Person to whom any Shares are Transferred).

5.6 Amendment; Waiver. Subject to applicable Law, the parties hereto may amend this Agreement as it applies to each Stockholder at any time by execution of an instrument in writing signed on behalf of each of Parent and Stockholder. At any time, either Parent or any Stockholder (as to himself, herself or itself) may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties, as applicable, waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of Parent or any Stockholder to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of the other. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision herein.

5.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

5.8 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement, or by applicable Law on such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

5.9 Governing Law. The internal laws of the State of Delaware, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Chosen Courts solely in respect of the interpretation and enforcement of this Agreement and of the documents referred to herein, and in respect of the Merger, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Chosen Courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.2 or in such other manner as may be permitted by any applicable Law shall be valid and sufficient service thereof.

5.10 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTION OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be executed as of the date first above written.

SYMANTEC CORPORATION:

By:

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be executed as of the date first above written.

STOCKHOLDER:

(Print Name of Stockholder)

(Signature)

(Print name and title if signing on behalf of an entity)

(Print Address)

(Print Address)

(Print Telephone Number)

(Agreement Date)

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

ANNEX A

Bessemer Venture Partners

David Cowan

Todd Davis

Hilary A. Schneider